UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): February 16, 2016

TEXAS CAPITAL BANCSHARES, INC.
(Name of Registrant)

Delaware (State or other jurisdiction of incorporation or organization)	001-34657 (Commission File Number)	75-2679109 (I.R.S. Employer Identification Number)
2000 McKinney Avenue, Suite 700, Dallas, Texas, U.S.A.
(Address of principal executive officers)

75201
(Zip Code)

214-932-6600
(Registrant's telephone number,
including area code)

N/A
(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On February 16, 2016, the Board of Directors of Texas Capital Bancshares, Inc. (the “Company”) elected Patricia A. Watson as a member of the Board, effective February 19, 2016. Ms. Watson will serve as a member of the Board’s Audit & Risk Committee.

Ms. Watson currently serves as Senior Executive Vice President and Chief Information Officer (CIO) for TSYS, a global payment solutions provider for financial and non-financial institutions. Prior to joining TSYS in September 2015, she served as Global CIO for The Brinks Company. Prior to Brinks, she worked for Bank of America for more than 14 years in technology positions of increasing responsibility. She also spent 10 years in the United States Air Force as executive staff officer, flight commander and director of operations.

In connection with her election, Ms. Watson was granted 331 restricted stock units under the Company's 2015 Long-Term Incentive Plan that will vest on February 16, 2017 and 1,472 shares of restricted stock as to which restrictions will lapse as to one-third of the shares on each of February 16, 2017, 2018 and 2019. Ms. Watson will receive cash compensation commensurate with that received by the Company’s other non-management directors, as described in the Company’s proxy statement for the 2015 Annual Meeting of Stockholders as filed with the Securities and Exchange Commission (“SEC”) on April 9, 2015. The Company will enter into a standard director indemnity agreement with Ms. Watson, a form of which was filed with the SEC as Exhibit 10.14 to the Company’s Annual Report on Form 10-K on February 21, 2014.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 22, 2016	TEXAS CAPITAL BANCSHARES, INC.

		By:	/s/ Julie Anderson
Julie Anderson Controller and Chief Accounting Officer